Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS ANNOUNCES CLOSING OF ACQUISITION OF GENERAL PARTS INTERNATIONAL, INC.

ROANOKE, VA, January 2, 2014 - Advance Auto Parts, Inc. (NYSE: AAP), a leading provider of automotive aftermarket parts, accessories, batteries, and maintenance items, announced today that it has completed the acquisition of General Parts International, Inc. (GPII). GPII is a leading privately held distributor and supplier of original equipment and aftermarket replacement products for commercial markets operating under the CARQUEST and WORLDPAC brands.

The transaction creates the largest automotive aftermarket parts provider in North America, with annual sales of over $9.3 billion and more than 70,000 Team Members. The strong combined financial profile allowed for an all-cash transaction and supports Advance’s commitment to maintaining its investment grade ratings. The acquisition of General Parts accelerates Advance’s growth strategy and enhances shareholder value through the following strategic benefits:

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Creates Market Leader - Transforms Advance into the #1 automotive aftermarket parts provider in North America with a balanced platform for growth between Do-It-yourself (DIY) and Commercial, the #1 distributor of import automotive parts and the largest automotive aftermarket business-to-business e-commerce platform in North America.

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Delivers Scale - Provides Advance complete coast-to-coast coverage with approximately 5,300 company operated stores across North America, creating a company with scale, reach and expanded growth opportunities benefiting shareholders, customers and team members. This presence in new markets allows Advance the ability to expand its geographic footprint in an efficient manner.

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Accelerates Complementary Market Opportunities - Expands Advance’s product and category offerings in both core and new product lines (i.e. paint and heavy duty), creates new sales channel with independent customers and broadens ability to grow with attractive customer segments such as larger bay garages, import specialists, national accounts and fleet and government programs.

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Strengthens Leading Brands and Capabilities - Enhances Advance’s ability to serve customers through the transfer of CARQUEST’s commercial capabilities and Team Member parts knowledge into Advance stores while expanding DIY into select company operated CARQUEST stores. The combination expands key capabilities in customer service through enhanced daily replenishment and customer loyalty programs to a larger truck fleet and a significantly expanded commercial sales team.

“We are excited about the completion of this transaction and the opportunity it presents for our customers and the over 70,000 team members. This combination positions Advance as the largest automotive aftermarket provider of parts, accessories, batteries, and maintenance items in North America. Strategically it provides us with a compelling opportunity to expand our geographical presence, channels of distribution, and commercial capabilities to better serve customers and deliver value to shareholders,” said Darren R. Jackson, Advance Auto Parts Chief Executive Officer.
As a result of the closing of this transaction, Advance will add to its operations 38 General Parts distribution centers, 1,248 company operated CARQUEST locations across the US and Canada and will service approximately 1,400 independently owned CARQUEST locations primarily in the US and Canada. Advance will also add WORLDPAC - a leading importer and distributor of original equipment and quality aftermarket replacement automotive parts to import specialists in North America and Puerto Rico operating 105 facilities across the US and Canada - to its operations.

Mike Norona, Chief Financial Officer of Advance Auto Parts said, “We are pleased to have closed the transaction and are excited about the financial potential of this compelling combination as we leverage our new size and scale to create value for our shareholders, customers and team members.”

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of December 28, 2013, Advance operated 4,049 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about AAP, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the company’s website at www.AdvanceAutoParts.com.

Forward Looking Statements
Certain statements contained in this communication are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward-looking statements include, but are not limited to, the benefits and other effects of the transaction; the combined company’s plans, objectives and expectations; statements regarding AAP’s commitment and ability to maintain its investment grade credit rating; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share; expected financial results; and other statements that are not historical facts.  These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the transaction, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the transaction may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating GPII’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the transaction; the impact of the transaction on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and GPII’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 29, 2012 on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements.  AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.